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                                                                    Exhibit 23.4

                         CONSENT OF PETERSON CONSULTING

         We hereby consent to the references to our firm with respect to Georgia-Pacific Corporation's probable insurance recoveries for asbestos liabilities contained in the Registration Statement and related prospectus of Georgia-Pacific Corporation for the registration of $350,000,000 aggregate principal amount of its 7 3/8% Senior Notes due 2008 and $150,000,000 aggregate principal amount of its 8% Senior Notes due 2014, and any supplements thereto, including pre-effective and post-effective amendments. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


                                                Peterson Consulting


                                                By: /s/ SHARON SIEGEL VOELZKE
                                                   -----------------------------
                                                   Name: Sharon Siegel Voelzke
                                                   Title: Managing Director


Lawrenceville, New Jersey
August 11, 2003